ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

EXHIBIT 11 -- Computation of Per Share Earnings

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
                                                                     Three-Month Period Ended            Six-Month Period Ended
                                                                    August 2,       August 3,           August 2,         August 3,
                                                                      1997           1996               1997               1996

PRIMARY INCOME PER COMMON SHARE
     Weighted average number of common shares outstanding           10,435,531     10,397,064          10,435,531        10,366,047
     Net effect of dilutive stock options -based on the treasury
          stock method using the average market price                   33,023         47,186              30,820            27,731
                                                                    ----------     ----------          ----------        ----------
               TOTAL                                                10,468,554     10,444,250          10,466,351        10,393,778

Net income                                                         $ 2,391,000    $ 2,940,000         $ 3,835,000       $ 4,177,000

Net income per common share                                        $      0.23    $      0.28         $      0.37       $      0.40
                                                                   ===========    ===========         ===========       ===========

FULLY DILUTED INCOME PER COMMON SHARE
  Weighted average number of common shares outstanding              10,435,531     10,397,064          10,435,531        10,366,047
Net effect of dilutive stock options - based on the treasury stock method using the greater of ending or average
  market price                                                          33,023         50,481              30,820            39,744
                                                                   -----------    -----------         -----------        ----------
TOTAL                                                               10,468,554     10,447,545          10,466,351        10,405,791

Net income                                                         $ 2,391,000    $ 2,940,000         $ 3,835,000       $4,177,000

Net income per common share                                        $      0.23    $      0.28         $      0.37       $      0.40
                                                                   ===========    ===========         ===========       ===========

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